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                           CERTIFICATE OF AMENDMENT OF
                       RESTATED CERTIFICATE OF INCORPORATION OF
                              BIOCIRCUITS CORPORATION

         BIOCIRCUITS CORPORATION, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

         FIRST:   The name of this Corporation is Biocircuits corporation
(the "Corporation").

         SECOND: The date on which the Certificate of Incorporation was filed with the Secretary of State of the State of Delaware is March 7, 1989. A Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on September 7, 1989. A Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on September 4, 1990. A Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on May 23, 1991. A Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on March 18, 1992. An Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on May 21, 1992. A Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on June 15, 1995.

         THIRD:   The Board of Directors of the Corporation, acting in
accordance with the provisions of Section 141(f) and 242 of the General Corporation Law of the State of Delaware, adopted resolutions to amend the Restated Certificate of Incorporation by adding a Section 1(c) in its entirety to Article V, as follows:

         "(C)     Effective at the time of the filing with the Secretary of
State of the State of Delaware of this Certificate of Amendment to the Corporation's Restated Certificate of Incorporation (the "Effective Time"), each four (4) shares of the Corporation's Common Stock, par value $0.001 per share, issued and outstanding or held in treasury at the Effective Time shall, automatically and without any action on the part of the respective holders thereof, be reclassified into one (1) share of Common Stock, par value $0.001 per share, of the Corporation (the "reverse stock-split"). No fractional shares will be issued and, in lieu thereof, any holder of less than one share of Common Stock shall be entitled to receive cash for such holder's fractional share based on the closing price per share of the Common Stock on the Nasdaq National Market on the effective date of the reverse stock-split."



                                      STATE OF DELAWARE
                                      SECRETARY OF STATE
                                      DIVISION OF CORPORATIONS
                                      FILED 09:00 AM 12/29/1995
                                      950312646-2189487

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         IN WITNESS WHEREOF, Biocircuits Corporation has caused this
Certificate of Amendment to be signed by its Chief Executive Officer this 28th day of December, 1995.


                                     BIOCIRCUITS CORPORATION


                                     /s/ John Kaiser
                                     -------------------------------------
                                     John Kaiser
                                     Chief Executive Officer